Exhibit 3.1

STATE OF DELAWARE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CARTESIAN, INC.

1.     Cartesian, Inc. (the “Corporation”), is a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

2.     The Corporation was incorporated under the name of The Management Network Group, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of Delaware on August 27, 1999.

3.     Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation amends and restates the provisions of Corporation’s Amended and Restated Certificate of Incorporation.

Article I.  Name

The name of the Corporation is Cartesian, Inc.

Article II.  Registered Office

The address of its registered office in the State of Delaware is 3500 South DuPont Highway, Dover, Delaware 19901 in the County of Kent.  The name of its registered agent at such address is Incorporating Services, Ltd.

Article III.  Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV.  Capital Stock

The Corporation is authorized to issue five million (5,000,000) shares of capital stock in the form of common stock, with a par value of $0.01 per share.  Each share of capital stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all other shares of common stock of the Corporation.

Article V.  Board of Directors

(a)          Number.          The number of directors constituting the entire Board will not be less than one nor more than nine, as fixed from time to time by the Board of Directors, provided, however, that the number of directors may not be reduced so as to shorten the term of any director at the time in office.

(b)         Election.          The election of directors need not be by written ballot.

Article VI.  Bylaws

The Board of Directors is authorized to adopt, amend or repeal Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors present at a meeting lawfully convened.

Article VII.  Amendment of Certificate

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the General Corporation Law of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in this Article VII, all rights, preferences, privileges of whatsoever conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

Article VIII.  Liability

To the full extent permitted by the General Corporation Law of the State of Delaware or any of the applicable laws presently or hereafter in effect, no director or officer of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages or with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Corporation unless such act or omission in the performance of duties is expressly prohibited by law.  Any amendment or repeal of this Article VIII will not adversely affect any right or protection of a director or officer of the Corporation existing with respect to any act or omission occurring immediately prior to such amendment or repeal.